Filed Pursuant to Rule 433
Registration Statement No. 333-178511
February 28, 2013

US$1,000,000,000
Rogers Communications Inc.

3.00% Senior Notes due 2023
4.50% Senior Notes due 2043

Issuer:	Rogers Communications Inc.

Size:	US$500,000,000

Maturity:	March 15, 2023

Coupon:	3.00%

Public Offering Price:	99.845% of face amount

Yield to maturity:	3.018%

Spread to Benchmark Treasury:	1.13%

Benchmark Treasury:	2.00% due February 15, 2023

Benchmark Treasury Price and Yield:	101-00+ / 1.888%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2013

Redemption Provisions:

Make-whole call:	Callable prior to December 15, 2022 at the greater of par or a discount rate of Treasury plus 15 basis points.

Par call:	Callable on or after December 15, 2022 at 100%.

Trade Date:	February 28, 2013

Settlement:	March 7, 2013 (T+5)1

CUSIP / ISIN:	775109 AW1 / US775109AW17

Expected Ratings:	Moody’s Investors Service Inc: Baa1 Standard and Poor’s Rating Services: BBB Fitch Ratings Ltd: BBB

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Citigroup Global Markets Inc. RBC Capital Markets, LLC TD Securities (USA) LLC

Co-Managers:	BMO Capital Markets Corp. Scotia Capital (USA) Inc.

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1  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade such bonds on the date of pricing or the next succeeding business day should consult their own advisor.

Issuer:	Rogers Communications Inc.

Size:	US$500,000,000

Maturity:	March 15, 2043

Coupon:	4.50%

Public Offering Price:	99.055% of face amount

Yield to maturity:	4.558%

Spread to Benchmark Treasury:	1.45%

Benchmark Treasury:	2.75% due November 15, 2042

Benchmark Treasury Price and Yield:	93-02+ / 3.108%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2013

Redemption Provisions:

Make-whole call:	Callable prior to September 15, 2042 at the greater of par or a discount rate of Treasury plus 20 basis points.

Par call:	Callable on or after September 15, 2042 at 100%.

Trade Date:	February 28, 2013

Settlement:	March 7, 2013 (T+5)2

CUSIP / ISIN:	775109 AX9 / US775109AX99

Expected Ratings:	Moody’s Investors Service Inc: Baa1 Standard and Poor’s Rating Services: BBB Fitch Ratings Ltd: BBB

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Citigroup Global Markets Inc. RBC Capital Markets, LLC TD Securities (USA) LLC

Co-Managers:	BMO Capital Markets Corp. Scotia Capital (USA) Inc.
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2  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade such bonds on the date of pricing or the next succeeding business day should consult their own advisor.

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gv. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, Citigroup Global Markets Inc. at 1-800-831-9146, RBC Capital Markets, LLC at 1-866-375-6829 or TD Securities (USA) LLC at 1-800-263-5292.